CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND OTHER RIGHTS OF
SERIES A PREFERRED STOCK
OF
MANHATTAN PHARMACEUTICALS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Manhattan Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to (i) the authority conferred upon the board of directors (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and (ii) the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted a resolution on December 28, 2011, which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby create a series of the presently authorized shares of Preferred Stock of the Corporation.  The shares of such series shall be designated “Series A Preferred Stock” and shall have a par value of $0.001 per share.  The designations, preferences and other rights of Series A Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

1.  Designation and Number.

A series of Preferred Stock of the Corporation, designated “Series A Preferred Stock,” is hereby established.  The number of shares of Series A Preferred Stock authorized shall be three million and five hundred thousand (3,500,000).

2.           Dividend Provisions.

(a)           The Series A Preferred Stock shall with respect to dividend rights rank senior to the Common Stock of the Corporation and any other series of Preferred Stock established hereafter by the Board of Directors unless such series of Preferred Stock expressly ranks senior to or pari passu with the Series A Preferred Stock (all of such series of Preferred Stock to which the Series A Preferred Stock ranks senior, the “Junior Securities”).

(b)           The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on Common Stock or any Junior Securities of the Corporation, payable only when, as and if declared by the Board of Directors.

(c)           No dividend or other distribution shall be paid on or declared and set apart for any share of Common Stock, Junior Securities or any other securities of the Corporation entitled generally to participate in the earnings or assets of the Corporation, other than the Series A Preferred Stock, for any period unless at the same time an equal dividend or distribution for the same period shall be paid on or declared and set apart for each share of Series A Preferred Stock based on the number of shares of Common Stock into which each share is then convertible (the “Conversion Shares”).

3.           Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including without limitation upon any bankruptcy), the holders of Series A Preferred Stock shall be entitled to receive in exchange for and in redemption of each share of Series A Preferred Stock $20 per share on a pari passu basis, as adjusted for any stock splits, dividends and the like, out of the proceeds of such liquidation, prior and in preference to any distribution to the holders of Common Stock and Junior Securities by reason of their ownership thereof, from the funds, proceeds or assets of the Corporation legally available for distribution to stockholders (the “Liquidation Preference”).

If upon the occurrence of a Liquidation Event, as defined below, the assets, proceeds and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of their full Liquidation Preference, then the entire assets, proceeds and funds of the Corporation legally available for distribution shall first be distributed ratably to the holders of Series A Preferred Stock in accordance with the amount such holders of Series A Preferred Stock are entitled to receive under the provisions of this Section 3.

(b)           Upon the completion of the distributions required by Section 3(a), if assets remain in the Corporation, all of such assets available for distribution to the stockholders shall be distributed among the holders of the Common Stock pro rata based upon the number of shares of Common Stock held by them.

(c) (i)           For purposes of this Section 3, unless otherwise agreed in writing by the holders of not less than a majority of the outstanding shares of Series A Preferred Stock  (voting together as a single class) (such required holders being sometimes collectively referred to herein as the “Required Holders”), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, share exchange or consolidation) that results in the Corporation’s stockholders immediately prior to such transaction not holding, directly or indirectly, at least 50% of the voting power of the surviving or continuing entity, or (B) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation unless the Corporation’s stockholders immediately prior to such transaction will, as a result of such sale, conveyance or disposition hold at least 50% of the voting power of the purchasing entity (each such transaction and any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including without limitation upon any bankruptcy) is sometimes referred to herein as a “Liquidation Event”)).  In the event of a Liquidation Event described in the immediately preceding sentence involving the sale or exchange of shares by stockholders of the Corporation, the funds or proceeds resulting from such transaction available to the Corporation, if any, and all other or assets legally available for distribution to stockholders shall be deemed to have a fair market value for purposes of determining the entitlement to liquidating distributions equal to the fair market value of the aggregate consideration to be paid to all selling stockholders in exchange for all or part of any capital stock of the Corporation divided by a fraction, the numerator of which is the total number of shares of Common Stock deemed to be sold pursuant to such liquidation and the denominator of which is the sum of the total number of shares of Common Stock outstanding and the total number of shares of Common Stock issuable with respect to Common Stock Equivalents (as defined below) immediately prior to such liquidation.

(ii)                In any Liquidation Event, if the consideration received is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)           Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)           If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation and approved by the Required Holders.

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation and approved by the Required Holders.

(iii)                 The Corporation shall give each holder of record of Series A Preferred Stock written notice of an impending Liquidation Event described in Section 3(c)(i) not later than twenty (20) days prior to the stockholders’ meeting called to approve such Liquidation Event, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  Such Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Required Holders.

(iv)                 In the event the requirements of Section 3(c)(iii) are not complied with, the Corporation shall forthwith either:

(A)           cause such closing to be postponed until such time as the requirements of Section 3(c)(iii) have been complied with; or

(B)           cancel such Liquidation Event, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock  shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3(c)(iii) hereof.

4.           Conversion. The holders of the Series A Preferred Stock shall have conversion rights (the “Conversion Rights”) as follows; provided, however, that all such rights are subject to the amendment of the Corporation’s Certificate of Incorporation or a reverse stock split, in either case to provide for sufficient authorized shares of the Corporation’s Common Stock to effect any such conversion (the “Amendment”), and no such Conversion Rights shall exist until such Amendment has been properly approved and filed with the Secretary of State of the State of Delaware :

(a)           Right to Convert.  Subject to adoption of the Amendment, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such stock, into Five Hundred (500) shares of fully paid and nonassesable shares of Common Stock.

(b)           Automatic Conversion.  Subject to the adoption of the Amendment, each share of Series A Preferred Stock shall automatically be converted into Five Hundred (500) shares of fully paid and nonassesable Common Stock immediately upon the consummation of a merger (including a reverse merger) or sale of substantially all of the assets of the Corporation.  Each share of Series A Preferred Stock will automatically convert into that number of shares of common stock of the surviving entity equal in value to the Liquidation Preference.   Such conversion shall be automatic, without need for any further action by the holders of shares of the Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation or the holder of record of such shares notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in Section 4(c) below.  Upon the conversion of any Series A Preferred Stock pursuant to this Section 4(b), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of the Series A Preferred Stock at such holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 4(c).

(c)           Mechanics of Conversion.  Before any holder of Series A Preferred Stock  shall be entitled to receive certificates representing shares of Common Stock into which shares of Series A Preferred Stock are converted pursuant to this Section 4, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent selected by the Corporation for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable and in no event later than fifteen (15) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Section 4 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion.

(d)           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 4(d), the holders of the Series A Preferred Stock  shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e)           Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or a reorganization, merger or consolidation transaction provided for elsewhere in this Section 4), provisions shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)           Reorganizations, Mergers or Consolidations.  If at any time or from time to time the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a subdivision, combination or recapitalization provided for elsewhere in this Section 4 or a transaction constituting a Liquidation Event pursuant to Section 4(c) above), provision shall be made so that the holders of the Series A Preferred Stock  shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock  the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such transaction.

(g)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock  against impairment.

(h)                      No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 1/2 being rounded upward) and shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(i)           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)           Reservation of Stock Issuable Upon Conversion.  Following the adoption of the Amendment, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate

(k)           Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.           Voting Rights.  Except as provided by the General Corporation Law of the State of Delaware or as otherwise expressly provided herein with respect to special class voting arrangements, the holder of each share of Series A Preferred Stock  shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted (assuming the Amendment had been approved and filed), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. For purposes of clarity, the voting rights of the Series A Preferred Stock shall be effective without regard to whether the Amendment has been approved and filed.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all fractional shares into which shares of Series A Preferred Stock  held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Notwithstanding any provision herein to the contrary, in connection with any acquisition of Series A Preferred Stock  (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this section, be applicable, any person or entity (as defined under the HSR Act) acquiring such Series A Preferred Stock  (and/or other voting securities of the Corporation) shall have no right to vote such Series A Preferred Stock  or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

6.           Status of Converted or Redeemed Stock.  In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 4, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation.  The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

IN WITNESS WHEREOF, Manhattan Pharmaceuticals, Inc. has caused this Certificate of Designation of Series A Preferred Stock to be signed by Michael McGuinness, its Chief Financial and Operating Officer, this 29th day of December, 2011.

MANHATTAN PHARMACEUTICALS, INC.

By:	___________________
Name:	Michael McGuinness
Title:	Chief Financial and
Operating Officer

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